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                                                                    Exhibit 99.1

Company Contact:
James E. Cahill
512.681.8000
investors@tippingpoint.com

                       TIPPINGPOINT TECHNOLOGIES COMPLETES
                        PRIVATE PLACEMENT FOR $10 million

AUSTIN, Texas - October 4, 2002 - TippingPoint Technologies, Inc. (Nasdaq:
TPTI), the active network-defense systems company, today announced that it has raised an aggregate of approximately $10 million in cash from a private placement of its common stock that closed on October 2, 2002. The purchase price per share was equal to the average closing bid price of the company's common stock on the Nasdaq National Market for the five consecutive trading days ending October 1, 2002. The investors also received certain "demand" and "piggyback" registration rights.

The company raised approximately $8.5 million from certain existing stockholders, directors and executive officers of the company, including John F. McHale, the company's Chairman and Chief Executive Officer and its largest stockholder. The remaining $1.5 million was invested by a leading technology vendor.

As disclosed in the company's most recent quarterly report on Form 10-Q, on July 31, 2002, the company had approximately $28.5 million in cash, cash equivalents and short-term investments. The proceeds from the private placement will be used by the company to augment the company's cash reserves for its future working capital needs.

The company's Form 8-K, to be filed with the Securities and Exchange Commission on or about October 4, 2002, will provide a description of the financing transaction and copies of the definitive agreements.

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About TippingPoint Technologies
TippingPoint Technologies develops active network-defense systems that deliver ultra-high performance network security for enterprises, government agencies and service providers. This innovative approach offers customers an effective, pre-emptive security solution with unrivaled economics, performance, protection, scalability and manageability. TippingPoint is based in Austin, Texas and can be contacted through its Web site at www.tippingpoint.com or by telephone at 1-88UNITYONE.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to significant risks and uncertainties. Although TippingPoint believes that the expectations reflected in its forward-looking statements are reasonable, TippingPoint can give no assurance that such expectations or any of its forward-looking statements will prove to be correct, and future results may differ from those discussed in this press release. Important information regarding the factors that may affect TippingPoint's future performance is included in its public reports that it files with the Securities and Exchange Commission. TippingPoint disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, change in expectations, conditions or circumstances, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by TippingPoint or any other person that the events or circumstances described in such statement are material.

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